FOR IMMEDIATE RELEASE: Wednesday, September 4, 2002

CONTACT:    Bradley T Nielson
            President and Chief Executive Officer
            Paul R. Killpack
            Chief Financial Officer
            MITY Enterprises, Inc.
            801-224-0589


              MITY ENTERPRISES, INC. REPURCHASES INSIDER STOCK


OREM, UTAH -- MITY Enterprises, Inc. (Nasdaq: MITY), a designer, manufacturer and marketer of a variety of institutional furniture, today announced that it has repurchased 845,373 shares of its outstanding common stock held by certain directors and affiliates of the Company. The repurchase, which occurred on Tuesday, September 3, was completed through privately negotiated transactions at a purchase price of $12.00 per share and was approved by the Company's independent director.

The Company repurchased 82,787 more shares from certain directors and affiliates than had been previously announced. Based on advice received from one of the selling shareholder's tax counsel, the shareholder desired to sell additional shares back to the Company to further ensure at least a 20% ownership change and obtain capital gains tax treatment. This change resulted in the other shareholders needing to adjust the number of shares they sold.

In addition, the Company intends to continue repurchasing shares of common stock from time to time in open market and privately negotiated transactions. The Company still has approximately 92,000 shares available for purchase through the stock repurchase plan announced in February 2002.

The Company repurchased shares from the following directors and affiliates:


                     Number of Shares    Ownership before   Ownership after
Director/Affiliate   to be Repurchased      Repurchase         Repurchase


Gregory L. Wilson,
Chairman                  410,000              23.6%              19.1%

Constance Crump,
Affiliate (1)             197,287               7.7%               4.7%

Ralph Crump, Director     140,000               8.5%               7.1%

Peter Najar, Director      75,000               5.5%               5.0%

C. Lewis Wilson,
Director                   23,086               1.0%               0.7%


   Total as a group       845,373              46.3%              36.6%

(1) Constance Crump is the daughter of Ralph Crump and the spouse of Peter
Najar.


Founded in 1987, MITY Enterprises, Inc. designs, manufactures and markets innovative institutional furniture created to meet the efficiency needs of its customers. MITY Enterprises focuses on providing premium quality institutional furniture products to niche markets. Its product lines consist of multipurpose room furniture, healthcare seating, call center furniture and office systems. MITY Enterprises' products are marketed under the Mity-Lite, Broda, CenterCore and DO3 tradenames. Headquartered in Utah, MITY Enterprises serves national and international customers directly and through distributors. For further information, visit MITY Enterprises online at www.mitylite.com.

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